     As filed with the Securities and Exchange Commission on June 23, 1999

                                             Registration Statement No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                            Boston Properties, Inc.
             (Exact name of Registrant as specified in its charter)

                Delaware                               04-2473675
      (State or other jurisdiction                  (I.R.S. Employer
   of incorporation or organization)              Identification No.)

                              800 Boylston Street
                          Boston, Massachusetts 02199
                                 (617) 236-3300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                        Mortimer B. Zuckerman, Chairman
             Edward H. Linde, President and Chief Executive Officer
                            Boston Properties, Inc.
                              800 Boylston Street
                          Boston, Massachusetts 02199
                                 (617) 236-3300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   copies to:

                             Gilbert G. Menna, P.C.
                            Ettore A. Santucci, P.C.
                          Goodwin, Procter & Hoar LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                               ----------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

                               ----------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                             Proposed Maximum
                                           Proposed Maximum      Aggregate         Amount of
  Title Of Securities      Amount To Be     Aggregate Price   Offering Price     Registration
    Being Registered      Registered (2)     Per Share (3)          (3)               Fee
---------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share(1).....      1,500,000         $35.0625         $52,593,750       $14,621.06
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) This Registration Statement also relates to the rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant's Shareholder Rights Agreement dated June 16, 1997. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the rights, the registration fee therefor is included in the fee for the Common Stock.
(2) Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.
(3) This estimate is based on the average of the high and low sales prices on the New York Stock Exchange of the Common Stock of Boston Properties, Inc. on June 15, 1999, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for the purposes of determining the registration fee.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not completed and may be changed. We + +may not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion -- Dated June 23, 1999


                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                        1,500,000 Shares of Common Stock

                            Boston Properties, Inc.

  We are offering shares of our common stock through our Dividend Reinvestment and Stock Purchase Plan. The plan provides you with an economical and convenient way to purchase shares of our common stock. Our common stock is traded on the New York Stock Exchange under the symbol "BXP." On June 21, 1999, the last reported trading price of the common stock was $35.625. Some of the significant features of the plan are:

  . You may purchase additional shares of common stock by automatically reinvesting some or all of your cash dividends on our stock, or distributions on limited partnership interests.

  . You may also purchase shares of common stock by making optional cash payments of $100 to $25,000 per quarter.

  . You can decide whether or not to participate in the plan, and you may terminate your participation at any time.

  . The purchase price for newly issued shares of common stock that you acquire with reinvested dividends or reinvested distributions on limited partnership interests will generally be 97% of the average of the daily high and low sales price for a share of our common stock reported by the New York Stock Exchange on the applicable investment date.

  . The purchase price for newly issued shares of common stock that you purchase with optional cash investments will generally be the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each investment date.

  . The purchase price for shares purchased directly from us with optional cash investments made with requests for waiver, will be the average of the daily high and low sales prices of our common stock on the NYSE for the ten days, on which trades of our stock are reported, immediately preceding the investment date.

  . The purchase price for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal the price we paid for those shares, including any brokerage commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is June   , 1999.

                              Summary of the Plan

   The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan.

ENROLLMENT:                  You can participate in the plan if you currently
                             own shares of our stock by submitting a completed
                             Authorization Form. You may obtain an
                             Authorization Form from the plan's administrator, BankBoston, N.A. You may participate directly in the plan only if you hold our stock in your own name. If you hold shares through a brokerage or other account, you may arrange to have your broker or other custodian participate on your behalf.

INITIAL INVESTMENT:          If you do not own any shares of our stock, you
                             can participate in the plan by making an initial investment in common stock through the plan with a minimum initial investment of $100.

REINVESTMENT OF              You can reinvest your cash dividends on some or
DIVIDENDS:                   all of your shares of common stock or some or all
                             of your shares of preferred stock. Similarly, you can invest some or all of your cash distributions on our limited partnership interests. You will be able to purchase additional shares of common stock by reinvesting your dividends or distributions, without paying fees.

OPTIONAL CASH                After you enroll in the plan, you can buy
INVESTMENTS:                 additional shares
                             of common stock without paying fees. You can invest a minimum of $100 up to a maximum of $25,000 in any one calendar quarter.

SOURCE OF SHARES:            The administrator of the plan will purchase
                             shares of common stock in one of the following ways:

                             . directly from us as newly issued shares of common stock,

                             . from parties other than Boston Properties, either in the open market or in privately negotiated transactions.

PURCHASE PRICE:
                             The purchase price of shares of common stock under the plan depends on how you purchase the shares and on whether we issue new shares to you or the plan obtains your shares by purchasing them in the open market.

                             . Reinvested Dividends and Distributions: the purchase price for shares of common stock that the plan administrator purchases directly from us initially will be 97% of the average of the daily high and low sales price for a share of our common stock reported by the New York Stock Exchange on the applicable investment date. If our common stock does not trade on the investment date, the price will be the average of the daily high and low sales prices for the first trading day immediately before the investment date and the first trading day following the investment date.

                             . Optional Cash Investments: the purchase price for shares of common stock that the plan administrator purchases directly from us will be the average of the daily high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day for each investment date. If our common stock does not trade on that trading day, the price will be the average of the daily high and low sales prices for the first trading day immediately before the investment date and the first trading day following the investment date.

                             The purchase price for shares purchased directly from us with optional cash investments made with requests for waiver will be the average of the daily high and low sales prices of our stock on the NYSE for the ten trading days, on which our stock trades immediately before the investment date.

                             The purchase price for any shares you purchase through the plan that the plan administrator purchases from parties other than Boston Properties, either on the open market or in privately negotiated transactions, rather than directly from us, will be the average price per share actually paid by the plan administrator, including any brokerage commissions.

TRACKING YOUR                You will receive periodic statements of the
INVESTMENT:                  transactions made in
                             your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

ADMINISTRATION:              BankBoston, N.A. initially will serve as the
                             administrator of the plan. You should send all correspondence with the administrator to:

                             Boston Properties, Inc.
                             c/o BankBoston, N.A.
                             Dividend Reinvestment Department
                             P.O. Box: 8040
                             Boston, MA 02266-8040

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange (NYSE), which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE.

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

  . our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A;

  . our Quarterly Report on Form 10-Q for the three months ended March 31, 1999;

  . the description of our common stock contained in our registration statement on Form 8-A, filed on June 12, 1997, and all amendments and reports updating that description;

  . the description of the rights to purchase shares of our Series E Junior Participating Cumulative Preferred Stock contained in our registration statement on Form 8-A, filed on June 12, 1997, and the description contained in our registration statement on Form 8-A/A filed on June 16, 1997 amending such description, and all amendments and reports updating that description; and

  .  our Current Reports on Form 8-K dated April 27, 1999 and May 25, 1999.

   You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Boston Properties, Inc., 800 Boylston Street, Boston, Massachusetts 02199, Attention: Chief Financial Officer. Our telephone number is (617) 236-3300.

   This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                         About Boston Properties, Inc.

   Boston Properties, Inc. is a real estate investment trust or "REIT." We are one of the largest owners and developers of office properties in the United States, with a significant presence in Greater Boston; Midtown Manhattan; Greater Washington, D.C.; San Francisco, California; Princeton/East Brunswick, New Jersey;

Richmond, Virginia; and Baltimore, Maryland. We conduct substantially all our business through Boston Properties Limited Partnership. We are the sole general partner and the owner of approximately 67.3% of the economic interests in Boston Properties Limited Partnership. Our principal executive office is located at 800 Boylston Street, Boston, Massachusetts 02199; telephone number
(617) 236-3300. Our common stock is listed on the New York Stock Exchange under the symbol "BXP."

   Additional information regarding Boston Properties, including our audited financial statements and descriptions of Boston Properties, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 4.

   Terms and Conditions of the Dividend Reinvestment and Stock Purchase Plan

   The following questions and answers are our Dividend Reinvestment and Stock Purchase Plan and explain how it works. We expect to continue to pay quarterly distributions on our shares of common stock in the future, as we have done in the past. If you are a stockholder and do not participate in this plan, you will continue to receive cash dividends in the usual manner, as we declare and pay them. In the plan, we refer to our current stockholders, holders of units of limited partnership interests in Boston Properties Limited Partnership and new investors who participate in this plan as "participants." All references to "our stock" in this prospectus refer collectively to our common stock and all classes or series of our preferred stock (including any additional class or series of our preferred stock that we may designate and issue in the future).

                               General Information

1. What is the purpose of the plan?

   The purpose of this plan is to provide current owners of our stock and holders of units of limited partnership interests of Boston Properties Limited Partnership, as well as interested new investors, with an economical and convenient way to invest in Boston Properties. As a current owner of our stock or holder of limited partnership units of Boston Properties Limited Partnership, you can invest cash dividends or distributions in additional shares of our common stock without paying any brokerage commissions, service charges or fees on newly issued shares that the plan administrator buys directly from us.

   However, this plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities that could cause aberrations in the trading of our common stock. We may modify, suspend or terminate participation in this plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purposes of this plan.

2. What are the advantages of the plan?

  . You can reinvest cash dividends paid on some or all of your shares of our stock. You can also invest distributions paid on some or all of your units of limited partnership interest. You will not pay any service charge on these purchases. You will also not pay any brokerage commissions on newly issued shares that the plan administrator buys directly from us, although you will pay any brokerage commissions that the plan administrator pays if it purchases our shares from parties other than Boston Properties. In addition, the purchase price for newly issued shares of common stock that you acquire with reinvested dividends or reinvested distributions will be at a discount, which is currently 3%.

  . In addition to shares you purchase by reinvesting dividends or distributions, you may buy additional shares directly from us, subject to minimum and maximum amounts, and you will not pay any brokerage commission or service charge on newly issued shares. You can, of course, also reinvest some or all of the dividends on these shares. You will pay any brokerage commissions that the plan administrator pays when making purchases of shares from parties other than Boston Properties under the plan.

  . You may reinvest all cash dividends or distributions because the plan allows you to purchase fractional shares of common stock. Dividends on fractional shares, as well as on whole shares, can also be reinvested in additional shares which we will credit to your plan account.

  . If you request, the plan administrator will send you certificates for shares purchased, or provide for the safekeeping of certificates for shares credited to your plan account. You pay no fee for this service.

  . You can also deposit certificates for any other shares of our stock registered in your name for safekeeping with the plan administrator. You pay no fee for this service. Because you bear the risk of loss in sending certificates to the plan administrator, certificates should be sent by registered mail, return receipt requested and properly insured. If you request, we will issue new certificates for your shares.

  . We will send you periodic statements showing current account information, including purchases of common stock held in your plan account and your most recent plan account balance. This simplifies your record keeping.

3. What are the disadvantages of the plan?

  . We will not pay you any interest on dividends, distributions or optional cash payments held by the plan administrator before the purchase date. In addition, if you send us money to buy common stock directly from us, we will return that money to you, without interest, if it is below the minimum amount or above the maximum amount allowed.

  . We will not determine the purchase price of shares that you purchase under the plan until the applicable investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

  . You will pay any brokerage commissions that the plan administrator pays if it purchases shares from parties other than Boston Properties.

  . If you decide to purchase common stock directly from us, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

  . If you request the plan administrator to sell common stock credited to your plan account, the plan administrator will deduct a transaction fee, any brokerage commission and any applicable stock transfer taxes from the proceeds of the sale.

  . You cannot pledge shares of common stock deposited in your plan account until the shares are withdrawn from this plan.

4. Who is eligible to participate in the plan?

   Record Owners. If you own our stock in your own name as a "record owner" you are eligible to participate directly in this plan.

   Beneficial Owners. You are a "beneficial owner" if your stock is held in a brokerage account or in the name of a bank, broker or other nominee. If you are a beneficial owner, you can participate in the plan in one of two ways.

  . You can participate directly in the dividend reinvestment feature of the plan by becoming a record owner. You can do this by having one or more shares of our stock transferred into your own name from that of your bank, broker or other nominee.

  . You may also ask the bank, broker or other nominee who is the record owner to participate on your behalf. Except for instructions received from brokers and bank nominees, we cannot recognize instructions received from anyone acting as an agent on behalf of other participants in this plan.

   Non-stockholders. If you do not currently own any of our stock you may participate in this plan by making an initial purchase of common stock through the stock purchase feature of this plan.

5. Are there limitations on participation in the plan other than those described above?

   We may, for any reason or no reason, decide not to allow you to participate in the plan even if you qualify for participation in this plan. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under this plan. We may preclude residents of those jurisdictions from participating in this plan.

   We may also limit participation by some stockholders in order to maintain our tax-advantaged status as a REIT. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, as determined under the Internal Revenue Code. We may terminate your participation in this plan at any time by sending you written notice of the termination. We would do this if your participation would violate restrictions contained in our charter which are designed to assure compliance with the restrictions of the Internal Revenue Code. Our charter prohibits any stockholder, directly or indirectly, from beneficially owning more than 6.6% of any class or series of our outstanding stock. There is an exception for stockholders in cases where the Internal Revenue Code will "look through" beneficial ownership for purposes of REIT qualification. These stockholders may not beneficially own, directly or indirectly, more than 15% of our outstanding stock.

   If you attempt to transfer or acquire any shares of our capital stock that would result in direct or indirect ownership of our capital stock in excess of these two limits, or if the transfer or acquisition would for any other reason result in disqualification of Boston Properties as a REIT, the transfer or acquisition will be null and void. Our charter provides that our capital stock subject to this limitation is subject to various rights of Boston Properties to enforce this limitation, including transfer of the shares to a trust. We may invalidate any purchases made under this plan that, in our sole discretion, may violate the 6.6% ownership limit.

   You cannot transfer your right to participate in this plan except by transferring your interest in our stock to another person.

6. Who administers the plan?

   BankBoston, N.A., the transfer agent for our common stock, administers the plan for participants, maintains records, provides regular account statements to participants, and performs other duties relating to this plan. You can write to the plan administrator at:

            Boston Properties, Inc.
            c/o BankBoston, N.A.
            Dividend Reinvestment Department
            P.O. Box: 8040
            Boston, MA 02266-8040

You may also telephone the plan administrator at (888) [To Be Determined].

                          Your Choices Under the Plan

7. What investment choices are available under the plan?

   We offer you two ways of investing in our common stock through the plan.

  . First, you may automatically reinvest all, part or none of the cash dividends paid on shares of our stock that you own.

  . Additionally you may make optional cash investments ranging from a minimum of $100 per payment up to a maximum of $25,000 per calendar quarter to purchase common stock directly from us.

   You can invest 100% of your dividends under the plan because the plan permits you to purchase whole shares as well as fractional shares of common stock. In addition, we will credit your account for dividends on both full and any fractional shares, according to the investment option you select.

   Holders of units of limited partnership interests of Boston Properties Limited Partnership can also automatically invest some or all of their quarterly distributions from Boston Properties Limited Partnership in shares of common stock of Boston Properties. Except as otherwise noted, the discussion in the following questions in this prospectus relating to the reinvestment of dividends on our stock also applies to the investment choices available to holders of limited partnership interests and to the mechanics and timing of the investment of quarterly distributions from Boston Properties Limited Partnership.

8. How does the optional cash investment feature work?

   Optional cash investments allow you to purchase more shares than you could purchase just by reinvesting dividends after they are paid to you. You can buy shares of our common stock each quarter with optional cash investments after you submit a properly executed and signed Authorization Form, Initial Purchase Form or Broker and Nominee Form. The plan administrator will use your optional cash investment to purchase common stock for your plan account on the next investment date after it receives your cash payment.

   You can make optional cash investments even if you have not chosen to reinvest your cash dividends. If you choose to make only optional cash investments, we will continue to pay cash dividends when and as declared on any shares of our stock registered in your name, as well as on full and fractional shares held in your plan account.

   You may make your first optional cash investment when you enroll by enclosing a check with the Authorization Form, Initial Purchase Form or Broker and Nominee Form. Checks should be made payable to BankBoston, N.A., the plan administrator, and returned along with the Authorization Form, Initial Purchase Form or Broker and Nominee Form. Afterwards, you may make optional cash investments by completing the Cash Payment Form attached to your account statement. You may also use the automatic quarterly investment feature, described below. If you use the Cash Payment Form, you must send the plan administrator a separate Cash Payment Form and a separate check for each transaction. The plan administrator will not accept third party checks.

   If any check you deliver to the plan administrator is returned unpaid, the plan administrator may consider the request for the investment of such money null and void and may immediately remove from your account shares of common stock purchased with that check. The plan administrator may sell those shares to satisfy any uncollected amount and a $25 returned check fee. If the proceeds from the sale of the common stock do not satisfy the brokerage fees, uncollected balance, and returned check fee, the plan administrator may sell additional shares from your plan account to satisfy the brokerage fees, uncollected balance and fee. Checks should be made payable to BankBoston, N.A. and should be made out in U.S. funds drawn on a U.S. bank.


 If you elect to make optional cash investments in any quarter, you must mail funds to the address indicated on the Cash Payment Form. If the plan administrator does not receive your funds and Cash Payment Form at least two days prior to the next investment date, the plan administrator will return your funds to you.


9. What are the limitations on making optional cash investments?

   You may make optional cash investments at any time. However, your optional cash investments cannot exceed $25,000 per quarter. A minimum investment of $100 per quarter is required to exercise this option. You do not have to send the same amount of money each quarter, and there is no requirement that you make an optional cash investment each quarter.

10. Is it possible for me to invest more than $25,000 per quarter in Boston Properties stock?

   Yes. If you submit a Request for Waiver Form and our board of directors approves your request, you may invest more than the $25,000 maximum per quarter in our common stock. At its sole discretion, our board of directors may in the future delegate the authority to approve requests for waivers to an authorized officer or committee of our board of directors. You must send the Request for Waiver Form directly to us, by facsimile at (617) [To Be Determined] and we must receive it at least 21 business days before the next investment date. Then, if your request is approved, you must send funds for your optional cash investment and our form of approval to the plan administrator at least 14 business days before the next investment date. We will promptly notify you whether we approved your request, or the amount of your request that we approved. To receive a Request for Waiver Form, you should request the form from us by facsimile at (617) [To Be Determined].

   We may grant or deny any request for waiver for any reason or no reason. If you and other participants request to invest amounts that are, in total, more than what we would accept, we may honor your request and the requests of other participants, pro rata or by any other appropriate method.

11. Are there any special terms relating to investments I may make with requests for waiver?

   The purchase price for shares purchased with a request for waiver will be based on the average price of our common stock over a ten trading day period. Purchases you make with requests for waiver may be subject to a minimum price. To obtain specific information for a specific investment date, please call
(617) 236-3680 for a pre-recorded message. We will record a message, if needed to update information, at least five days before optional cash investments for the next investment date are due.

   Purchase Price. The purchase price for shares purchased directly from us with requests for waiver will be the average of the daily high and low sales prices of our common stock on the NYSE for the ten days on which our common stock trades immediately preceding the next investment date. We will compute the purchase price to the fourth decimal place.

   Minimum Price. We may establish a minimum price for optional cash investments made with requests for waiver for any investment date. For some investment dates, we may not establish a minimum price. If we establish a minimum price, it will be stated as a dollar amount that the purchase price for the shares of our common stock must equal or exceed. If the price of our common stock is less than the minimum price on any trading day during the pricing period, then we will exclude that day and the trading prices for that day from the calculation of the purchase price. For example, if the minimum price is not satisfied for three of the ten days in a pricing period, then the purchase price will be based on the remaining seven days when the minimum price is satisfied. For each day during the pricing period that the minimum price is not satisfied, we will return one tenth of each optional cash investment made with a request for waiver to you by check, without interest, as soon as practicable after the applicable investment date. The establishment of a minimum price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver.

12. When must funds for optional cash investments be received by the plan administrator?

   The plan administrator must receive funds for optional cash investments at least two business days prior to the next investment date. Funds for optional cash investments will be invested quarterly on the next investment date. The plan administrator will return your funds to you if the plan administrator receives a request from you at least two business days before the next investment date. The plan administrator will return to you any funds you send for optional cash investments if your optional cash investment is less than $100. The plan administrator will also return funds for your optional cash investment that exceed the maximum allowable investment of $25,000 per quarter unless we granted your prior request for waiver. Additionally, the plan administrator will return any funds that it receives more than 30 days or less than two business days before the next investment date.


 Neither we nor the plan administrator will pay you interest on funds you send for optional cash investments.


13. What is the automatic quarterly investment feature of the plan?

   You may make optional cash investments by means of an "automatic quarterly investment" of not less than $100 nor more than a total of $25,000 each quarter by electronic funds transfer from a predesignated U.S. account.

   If you wish to begin making automatic quarterly investments, you must complete and sign an Authorization Form and an Automatic Debit Form and return them to the plan administrator together with a voided blank check or deposit slip for the account from which funds are to be drawn. You may obtain Automatic Debit Forms from the plan administrator or from Boston Properties. The plan administrator will process the forms as promptly as practicable.

   Once you begin making automatic quarterly investments, the plan administrator will draw funds from your designated account five business days before the next investment date of each quarter and will purchase shares of common stock beginning on that date. You may change the amount of your automatic quarterly investment by completing and submitting a new Authorization Form and an Automatic Debit Form to the plan administrator. The change will be effective for that quarter if the plan administrator receives the forms at least ten business days before the next investment date.

   A fee of $25 will be charged on any returned unpaid electronic funds transfers. The plan administrator may sell shares from your plan account to satisfy this $25 fee and any brokerage fees incurred as a result of this sale.

14. Are there any expenses in connection with purchases under the plan?

   You generally do not pay any brokerage commissions, service charges or fees on shares you purchase through reinvestment of dividends or optional cash purchases. Boston Properties pays all costs of administration of this plan. However, if the plan administrator pays brokerage commissions when making purchases of common stock from parties other than Boston Properties, you will pay those commissions as part of the price that you pay for shares under the plan. In addition, you must pay brokerage commissions and an administrative fee if you request the plan administrator to sell your shares held in this plan.

                           Participating in the Plan

15. How can I participate?

   If you are a record owner of our stock you may join the plan by completing and signing an Authorization Form and returning it to the plan administrator or by contacting the plan administrator at (888) [To Be Determined.]

   If you are a beneficial owner and wish to join the plan, you must contact your bank, broker or other nominee to arrange participation in the plan on your behalf. If you wish to participate in the stock purchase feature of this plan, a Broker and Nominee Form must also be sent to the plan administrator for the bank, broker or other nominee to participate in the stock purchase feature of this plan on your behalf. To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends and accept optional cash investments under the stock purchase feature of this plan by record owners such as brokers, banks and other nominees, on behalf of beneficial owners. You must make sure that the broker, bank or other nominee passes along the proceeds of any applicable discount for purchases through the plan to your plan account.

   Alternatively, if you are a beneficial owner of our stock you may simply request that the number of shares of our stock you wish to be enrolled in this plan be reregistered by the bank, broker or other nominee in your own name as record owner. You can then participate in the plan directly.

   If you do not currently own shares of our stock, you may join the plan as a record owner by completing and signing an Initial Purchase Form and by making an initial investment between $100 and $25,000. At the same time, you may designate all, a portion or none of the stock you purchased to be enrolled in the dividend reinvestment feature of the plan.

16. What alternatives does the Initial Purchase Form and Authorization Form provide?

   The Initial Purchase Form and Authorization Form allows you to decide the extent of your participation in this plan. By checking the appropriate box on the Initial Purchase Form and the Authorization Form, you indicate which features of the plan you will use.

    (a) Full Reinvestment of Distributions: Select this option if you wish to reinvest the dividends on all our stock registered in your name as well as on all stock credited to your plan account. Selecting this alternative also permits you to make quarterly optional cash investments.

    (b) Partial Reinvestment of Distributions: Select this option if you wish to reinvest the dividends on a specified number of shares of our stock registered in your name or credited to your plan account. Selecting this alternative also allows you to make quarterly optional cash investments.

    (c) Optional Cash Investments Only: Select this option if you wish to participate in the plan by making only quarterly optional cash investments. You will continue to receive cash dividends on all our stock registered in your name as well as on any shares, and fractional shares, credited to your plan account.

                                    IMPORTANT:

 . If you return the Authorization Form or Initial Purchase Form to the plan administrator without any of the boxes checked, the plan administrator will automatically enroll you in the full dividend reinvestment alternative (alternative (a)).

 . The plan administrator will not process your Authorization Form or Initial Purchase Form if the form does not have the proper signature(s).


17. What is the Broker and Nominee Form for?

   If you hold shares of our stock in a brokerage account, or through a bank or other nominee, you must use the Broker and Nominee Form in order to participate in the plan. The bank, broker or other nominee must send a Broker and Nominee Form to the plan administrator each time that it makes an optional cash investment for you.

18. How can I change my method of participation?

   You may change your method of participation at any time by completing an Authorization Form and returning it to the plan administrator or by submitting a request to the plan administrator.

19. In whose name will plan accounts be maintained?

   The plan administrator will maintain your account in your name as shown on our records at the time you enter the plan. When issued, certificates for full shares of common stock will be registered in your name as it appears on your plan account.

20. Can I withdraw from the plan?

   Yes. The plan is entirely voluntary, and you may withdraw at any time.

   If the plan administrator receives your request to withdraw from the plan at least three business days before the applicable dividend record date for our stock, you will once again receive cash dividends on whole shares you own. The plan administrator will refund optional cash investments that have not been invested if the plan administrator receives your request for refund either prior to or at the same time your request for withdrawal is made. Otherwise, the plan administrator will invest your optional cash payment on the next investment date.

   If the plan administrator receives your request to withdraw from the plan less than at least three business days before the applicable dividend record date, it will process your request as promptly as possible following that investment date.

21. How do I withdraw from or re-enroll in the plan?

   In order to withdraw from the plan, you must contact the plan administrator.

   If you withdraw from the plan, you may request the plan administrator to sell the stock credited to your plan account on your behalf. If you do not request the plan administrator to sell your shares, it will send you certificates for whole shares of common stock in your plan account and a cash payment for any fractional shares. The plan administrator will generally not issue certificates until approximately three business days after it receives your request. If the plan administrator receives your request to withdraw on or after the second business day before the applicable dividend record date and before the related investment date, certificates will not be issued until approximately ten business days after the related investment date.

   Generally, you may elect to re-enroll in this plan at any time, simply by following the same procedures used to enroll initially. However, we may reject your Authorization Form if we believe that you have enrolled in the plan and withdrawn too often. We would do this because we intend to minimize unnecessary administrative expense and to encourage use of this plan as a long-term stockholder investment service.

                        Purchasing Stock Under the Plan

22. Where will the common stock that I purchase under the plan come from?

   The plan administrator will purchase stock:

  .  directly from Boston Properties;

  .  on the open market; or

  .  through privately negotiated transactions.

Each quarter we will decide how the plan administrator will purchase common stock. We do not have to provide you with any written notice about the source of the common stock to be purchased, but you may obtain current information regarding the source of the common stock by calling to listen to the pre-recorded message at (617) 236-3680.

23. What will be the price of common stock that I purchase under the plan?

   If the plan administrator purchases common stock directly from us, the price per share will be:

  . for shares purchased with reinvested dividends and reinvested distributions, 97% of the average of the high and low sale price for our common stock as reported on the New York Stock Exchange

     --Composite Tape on the applicable investment date. If an investment date falls on a day on which our common stock does not trade, the price per share will be calculated by averaging the averages of the reported high and low sale prices for our common stock as reported on the New York Stock Exchange--Composite Tape for the first trading day before the investment date and the first trading day following the investment date.

  . for shares purchased through optional cash investments, the average of the high and low sale price for common stock as reported on the New York Stock Exchange--Composite Tape on the applicable investment date. If an investment date falls on a day on which our common stock does not trade, the price per share will be calculated by averaging the averages of the reported high and low sale prices for our common stock as reported on the New York Stock Exchange--Composite Tape for the first trading day before the investment date and the first trading day following the investment date.

   If the plan administrator purchases common stock from parties other than Boston Properties, either in the open market or in privately negotiated purchases, the price per share will be:

  . the weighted average of the actual prices, including any brokerage commissions, that the plan administrator pays for all of the shares of common stock purchased by the plan administrator for that quarter.

24. What is the "investment date"?

   The investment date is the date or dates on which shares of our common stock are purchased with reinvested dividends, reinvested distributions, optional cash payments, initial investments and automatic quarterly investments. The investment date under the plan depends on how you purchase the shares and whether we issue new shares to you or the plan obtains your shares by purchasing them from parties other than Boston Properties.

  . Reinvested Dividends and Distributions: The investment date for reinvested dividends and reinvested distributions is the date or dates declared by our board of directors for the payment of quarterly dividends or distributions if the plan administrator acquires shares directly from us. This means that if you are reinvesting dividends declared on our common stock, the investment date is the date declared for the payment of quarterly dividends on our common stock. If you are reinvesting dividends on a particular series or class of our preferred stock, the investment date is the date declared for the payment of dividends for that particular series or class of our preferred stock. If you are reinvesting distributions on limited partnership interests, the investment date is the date declared for the payment of distributions for that particular series of units of limited partnership interests. If the plan administrator acquires shares from parties other than Boston Properties either in open market or privately negotiated purchases the investment date will be the date or dates of the actual purchases, but no later than ten business days following the date on which we paid the applicable cash dividend or distribution. The record date associated with a particular dividend is referred to in this plan as a "dividend record date".

  .  Optional Cash Payments, Initial Investments and Automatic Quarterly
     Investments: The investment date for optional cash payments, initial investments by non-stockholders and automatic quarterly investments will be the next investment date after the plan administrator receives your cash payment if the plan administrator acquires shares directly from us. If the plan administrator acquires shares from parties other than Boston Properties either in open market or privately negotiated purchases the investment date will be the date or dates of the actual purchases, but no later than ten business days following the next investment date.

25. When will investments be made under the plan?

   The plan administrator will credit shares of our common stock purchased with reinvested dividends or distributions to your account on the applicable investment date for that quarter. The plan administrator will credit shares to your account for optional cash investments on the next investment date after it receives your cash payment. The plan administrator must receive your payment at least two business days before the next investment date in order to invest your payment on that investment date.

   When the plan administrator makes purchases from parties other than Boston Properties, those purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or by negotiated transactions. The plan administrator will make these purchases on terms that it approves. Neither we nor any participant will have any power to direct the time or price at which the plan administrator will purchase shares. However, if the plan administrator purchases shares on the open market or in negotiated transactions, it will use its best efforts to purchase the shares at the lowest possible price.

26. How many shares of common stock will I be purchasing through the plan?

   The number of shares of common stock that you purchase depends on several factors including:

  . the amount of dividends or distributions you reinvest, including dividends on stock credited to your plan account;

  .  the amount of any optional cash investments you make; and

  . the purchase price of the common stock on the applicable investment date.

The plan administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock registered for issuance under the plan.

27. How will I be notified of my purchases of common stock?

   The plan administrator will send you a quarterly account statement showing the activity and balance in your plan account. Your account statement will show the number of shares purchased that quarter and their purchase price. Your account statement will also show the total number of shares you purchased through the plan to date during the calendar year, as well as the total number of shares held in your account as of the investment date.

   The final quarterly statement for each year will show all pertinent information for that calendar year. You should keep this statement for tax purposes. The plan administrator may charge you a fee if you request additional copies of your prior account statements.

   We will also send you copies of each prospectus and any amendments or supplements to prospectuses describing the plan, and we will send you the same information that we send to other stockholders, including quarterly reports, annual reports, notices of stockholders meetings, proxy statements, and income tax information for reporting dividends paid.

                    Selling Shares of Stock Held in the Plan

28. How can I sell stock held in my plan account?

   You may sell some or all of your stock held in your plan account, even if you are withdrawing from this plan. You can sell your shares either through your broker or through the plan administrator.

   If you elect to sell through a broker, you must first request the plan administrator to send you a certificate representing the number of shares you want to sell. The plan administrator will generally issue certificates for your shares within three business days after it receives your request. If the plan administrator receives your request on or after a dividend record date but before the related investment date, it will issue certificates approximately ten business days after the investment date.

   Alternatively, you may send the plan administrator a request to sell some or all of the shares held in your plan account. You will not be able to direct the date or price at which the plan administrator sells your stock. The plan administrator will use its best efforts to make the sale in the open market within three trading days after receiving your request. After the sale you will receive the proceeds of the sale minus

  .  a brokerage commission,

  .  any applicable taxes, and

  . a nominal administrative fee paid to the plan administrator per transaction.

If you contact the plan administrator, they will provide you with the current brokerage commission and administrative fee amounts in effect at the time your request for sale is made.

   The plan administrator will engage a broker to sell your shares. The plan administrator will mail you a check for the shares you sell after it receives the funds from the brokerage firm.

   If you wish to sell some or all of the shares in your plan account, you should contact the plan administrator at:

            Boston Properties, Inc.
            c/o BankBoston, N.A.
            Dividend Reinvestment Department
            P.O. Box: 8040
            Boston, MA 02266-8040
            888 [To Be Determined]

   Please remember that if you elect to sell your stock through the plan administrator, the price of our common stock may decline during the period between your request for sale, the plan administrator's receipt of your request, and the date of the sale in the open market. The plan administrator will use its best efforts to sell your shares within three trading days after receiving your request. You should carefully evaluate this risk, which you bear. You bear a similar risk between the time that you request for a certificate and the time the certificate is actually delivered to you.

29. What happens when I sell or transfer all of the shares of common stock held outside the plan?

   If you sell or transfer all shares of our stock registered in your name outside your plan account, the plan administrator, until you give other instructions, will continue to reinvest the dividends on the common stock in your plan account according to your instructions on the Authorization Form. You may also continue to participate in the optional cash investment feature of this plan as long as there is at least one whole share of common stock remaining in your plan account.

   If you direct the plan administrator to pay cash dividends on some of your stock and to reinvest dividends on the remaining shares, and you sell or transfer a portion of your shares, you should provide new instructions to the plan administrator regarding payment of cash dividends and/or reinvestment of dividends. If the plan administrator does not receive new instructions, it will pay cash dividends on all shares.

   If you sell or transfer all of the shares registered in your name and all whole common stock held in your plan account, the plan administrator will mail you a cash payment representing any fractional shares in your plan account upon your request or at the request of Boston Properties.

30. What happens to a fraction of a share of common stock when I withdraw from the plan or the plan is terminated?

   When you withdraw from this plan or this plan is terminated by Boston Properties, the plan administrator will mail you a cash payment representing any fractional share of common stock upon your request or at the request of Boston Properties. The cash payment will be based upon the market price on the date the plan administrator processes your termination.

                            Owning Stock in the Plan

31. How will I be credited with dividends on stock held in my plan account?

   We pay dividends to all holders of record of our stock, when and as declared. The plan administrator will receive and credit plan participants with dividends for all stock you hold in the plan, including fractional shares. The plan administrator will reinvest dividends in additional shares of our common stock or distribute dividends, according to your instructions.

32. Can I have dividends on stock held in the plan sent directly to me?

   If you elect the partial dividend reinvestment alternative, you will receive cash dividends on the specified number of shares registered in your name outside the plan or held in your plan account. For purposes of the partial dividend reinvestment alternative, dividends will first be applied and paid on stock held in certificate form and then to shares held in your plan account. Participants making only optional cash investments will have all cash dividends paid to them.

   You may withdraw from the plan by written notice. When the plan administrator issues a stock certificate to you, future dividends on these shares of common stock will be treated according to the instructions on your Authorization Form.

33. What happens if Boston Properties declares a stock split?

   The plan administrator will add any shares resulting from a stock split, on shares you hold in your plan account, to your plan account. We will issue any shares resulting from a stock split, on stock held by you outside the plan, in the same manner as we would if you were not participating in this plan.

34. If Boston Properties issues rights to purchase securities to the holders of common stock, how will the rights on plan shares be handled?

   If we issue rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the plan administrator will sell those rights relating to shares of common stock held by the plan administrator for participants and invest the proceeds in additional shares of common stock on the next investment date. In the event that those rights are not saleable or detachable, the plan administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the plan administrator, at least five business days before the record date for the rights offering, a written request that certificates for shares in your plan account be sent to you.

35. How will the stock held under this plan be voted at meetings of stockholders?

   If you own shares of stock registered in your name and return a properly completed and signed proxy card, the plan administrator will vote any stock held in your plan account in accordance with the instructions on your proxy card. If no stock is registered in your name, stock credited to your plan account will be voted in accordance with instructions you give on an instruction form which we will furnish to you. If you desire to vote in person at the meeting, a proxy for full shares of common stock credited to your account under this plan may be obtained upon written request received by the plan administrator at least 15 days before the meeting.

   If you return a properly signed proxy card or instruction form but no instructions are set forth thereon with respect to any item, all of your stock, both that registered in your name, and that credited to your plan account, will be voted in the same manner as for non-participating stockholders who return proxies and do not provide instructions with respect to that item -- that is, in accordance with the recommendations of Boston Properties' management. If the proxy card or instruction form is not returned or if it is returned unsigned, none of the participant's stock will be voted unless the participant votes in person.

36. Will stock certificates be issued for common stock purchased under the plan?

   Normally we will not issue certificates for shares that you purchase under the plan. Your account statement will show the number of shares held in your plan account. In addition to minimizing the costs of this plan, this additional service protects against loss, theft, or destruction of stock certificates.

   However, you may at any time request the plan administrator issue a certificate for any whole number of shares of common stock, up to the number of full shares credited to your plan account. The plan administrator will generally issue certificates approximately three business days after it receives your request. If the plan administrator receives your request on or after a dividend record date and before the related investment date, it will issue certificates approximately ten business days after the related investment date. Your request must be in writing, and you should mail it to:

      Boston Properties, Inc.
      c/o BankBoston, N.A.
      Dividend Reinvestment Department
      P.O. Box: 8040
      Boston, MA 02266-8040

   Future dividends on any shares for which you request a stock certificate will be treated according to your instructions indicated on the Authorization Form. If you request certificates for less than all of the stock in your plan account, any remaining full shares and fractional shares in your plan account. We will automatically withdraw you from the plan if your plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name.

   We will not issue certificates for fractional shares of common stock under any circumstances.

37. In whose name will certificates be registered to when issued?

   We will issue stock certificates registered in your name as it appears on your plan account.

   You may ask the plan administrator to issue certificates in names other than the plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member.

38. Is a safekeeping service available to hold my shares?

   Yes. The plan administrator will hold your shares in safekeeping without cost, thus eliminating the worry about certificates being lost or stolen. Your account statement will identify the number of shares of common stock you hold and the number of shares in your plan account.

   You may also transfer other shares of our stock that are registered in your name to your plan account at no cost. This eliminates the need for safekeeping of the certificates for those shares. If you send certificates to the plan administrator, please send them registered mail or certified mail, return receipt requested, properly insured, because you will bear the risk if the certificates are lost or stolen in transit. You may mail certificates to the following address:

   Boston Properties, Inc.
   c/o BankBoston, N.A.
   Dividend Reinvestment Department
   P.O. Box: 8040
   Boston, Massachusetts 02266-8040

   When necessary, you can simply request that certificates be issued as your needs require.

39. Can I pledge shares in my plan account?

   You may not pledge any shares of our stock that you hold in your plan account. Any pledge of shares in a plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the plan and request the plan administrator to send you certificates for those shares.

                           Important Tax Consequences

40. What are the federal income tax consequences of participation in the plan?

   In general, if you enroll in the plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends as you would with dividends not reinvested under this plan.

   You will be treated for federal income tax purposes as having received, on each investment date, a cash distribution equal to the full amount of the cash dividend payable on that date on the shares of common stock held in your account and all other stock that you own. The Internal Revenue Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. In the case of reinvested dividends used to purchase stock directly from us, you will be treated as having received a distribution for federal income tax purposes equal to the fair market value of the stock that you acquire through the plan. This amount would include the amount of the cash dividends that you reinvest and the 3% discount. The value of such shares will be based on 100% of the average of the highest and lowest prices for our common stock on the New York Stock Exchange--Composite Tape on the applicable investment date, and not on the discounted price that you will pay for shares under the plan. Your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.

   This treatment, and the example set forth below, may vary in the case of participants who are holders of units of limited partnership interests of Boston Properties Limited Partnership and whose operating partnership distributions are being reinvested.

   For example, if you reinvest $100 in dividends and the market price of our common stock was $35 on the investment date, you would receive approximately
2.9455 shares of common stock with a fair market value on the investment date of $103.09 ($35 X 2.9455 shares) if the plan administrator purchases such shares directly from us. Accordingly, for federal income tax purposes, you would have received a distribution of $103.09, rather than the $100 amount of cash dividends. This price is assumed for illustrative purposes only, and will vary with the market price of our common stock.

   If you make optional cash investments, you will not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash purchase. The tax cost and basis of stock purchased with optional cash investments is the amount you paid for such stock.

   The holding period for stock purchased with dividends or optional cash investments begins on the day after the applicable investment date.

   Distributions with respect to your stock will be taxable as ordinary dividend income for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any, of the amount treated as a return of capital over such tax basis would be treated as a gain from the disposition of such stock. In the event that we designate a part or all of the amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain.

   You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange common stock. The gain or loss will equal the difference between the amount you receive for the fractional share interest or the common stock and the tax basis for the fractional share or common stock.


    Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the plan with your own tax advisor.

    We urge you to save your account statements in order to calculate your tax basis per share of common stock. The plan administrator will charge you a fee for copies of past account statements.


41. What provision is made for stockholders subject to income tax withholding?

   If you are a foreign stockholder whose dividends are subject to United States income tax withholding, or a domestic stockholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. We will have amounts withheld from dividends paid to the United States Treasury and the respective participants will be advised of the amounts withheld.

   Foreign stockholders who elect to make optional cash investments only will continue to receive cash dividends on stock registered in their names in the same manner as if they were not participating in this plan. Funds for optional cash investments must be in United States dollars and will be invested in the same way as payments from other participants.

                           Other Important Provisions

42. Can Boston Properties change or discontinue the plan?

   While we currently intend to continue this plan indefinitely, we may amend, suspend, modify or terminate this plan at any time. We will send you notice of any amendment, suspension, modification or termination. The plan administrator may resign at any time upon reasonable notice to Boston Properties in writing. We may elect and appoint at any time a new plan administrator, including ourselves, to administer this plan.

43. What are the responsibilities of Boston Properties and the plan administrator under the plan?

   Boston Properties and the plan administrator will not be liable for any act done in good faith or for any omission to act, in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's plan account upon the participant's death prior to receipt of notice in writing of such death.

   You should recognize that neither Boston Properties nor the plan administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under this plan.

44. Who interprets and regulates the plan?

   Any questions of interpretation arising under this plan will be determined by Boston Properties and any determination will be final. We may adopt rules and regulations to facilitate the administration of this plan. The terms and conditions of this plan and its operation will be governed by the laws of the State of Delaware.

                                Use of Proceeds

   We will use the net proceeds from the sale of common stock purchased through this plan for general corporate purposes, including investment in new properties and new developments and maintenance of currently owned properties.

                                    Experts

   The audited financial statements and schedules incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 Legal Matters

   Certain legal matters, including the validity of the shares of Boston Properties' common stock offered through this plan, will be passed upon for us by Goodwin, Procter & Hoar LLP. Gilbert G. Menna, the sole stockholder of Gilbert G. Menna, P.C., a partner of Goodwin, Procter & Hoar LLP, serves as an Assistant Secretary of Boston Properties. Certain partners of Goodwin, Procter & Hoar LLP or their affiliates, together with Mr. Menna, own approximately 20,000 shares of the our common stock. Goodwin, Procter & Hoar LLP occupies approximately 26,000 square feet at 599 Lexington Avenue, New York, NY under a lease with Boston Properties that expires in 2002.

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   You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                               -----------------

                           SUMMARY TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary of the Plan......................................................   2
Where You Can Find More Information......................................   4
About Boston Properties, Inc.............................................   4
Terms and Conditions of the Dividend Reinvestment and Stock Purchase
 Plan....................................................................   5
  General Information....................................................   5
  Your Choices Under the Plan............................................   8
  Participating in the Plan..............................................  11
  Purchasing Stock Under the Plan........................................  13
  Selling Shares of Stock Held in the Plan...............................  16
  Owning Stock in the Plan...............................................  17
  Important Tax Consequences.............................................  20
  Other Important Provisions.............................................  21
Use of Proceeds..........................................................  22
Experts..................................................................  22
Legal Matters............................................................  22

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                               1,500,000 Shares

                                    [LOGO]

                            Boston Properties, Inc.

                                 Common Stock

                               -----------------

                                  PROSPECTUS

                               -----------------

                                 June  , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are set forth below (all amounts except the registration fee are estimated):

      Registration fee................................................ $ 14,621
      Accountants' fees and expenses.................................. $  5,000
      Legal fees and expenses......................................... $ 50,000
      Printing fees................................................... $  5,000
      Plan Administrator Fees......................................... $ 60,000
      Miscellaneous................................................... $    500
                                                                       --------
        Total......................................................... $135,121
                                                                       ========

   All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Boston Properties, Inc. (the "Company").

Item 15. Indemnification of Directors and Officers.

   The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated Bylaws (the "Bylaws") provide certain limitations on the liability of the Company's directors and officers for monetary damages to the Company. The Certificate and the Bylaws obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

   The Company's Certificate limits the liability of the Company's directors and officers to the Company to the fullest extent permitted from time to time by Delaware General Corporation Law (the "DGCL"). The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

   The Certificate contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

   The Bylaws provide that directors and officers of the Company shall be, and, in the discretion of the Company's Board of Directors, non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of the Company. The

Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

   The Company has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other matters, that the Company indemnify its directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Company's Board of Directors or the Company's stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Item 16. Exhibits.

      Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities and interests being
5.1   registered.
8.1   Opinion of Goodwin, Procter & Hoar LLP as to certain federal income tax matters.
23.1  Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 5.1 and 8.1).
23.2  Consent of PricewaterhouseCoopers LLP, independent accountants.
24.1  Power of Attorney (included on the signature page of this Registration Statement).
99.1  Form of Initial Purchase Form.
99.2  Form of Broker & Nominee Form.
99.3  Form of Authorization Form.

Item 17. Undertakings.

  (a) The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts on June 23, 1999.

                                          Boston Properties, Inc.

                                          By:       /s/ Edward H. Linde
                                             ----------------------------------
                                                      Edward H. Linde
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL BY THESE PRESENTS, that we, the undersigned officers and directors of Boston Properties, Inc., hereby severally constitute Edward H. Linde, David
G. Gaw and William J. Wedge, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Boston Properties, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto, including post-effective amendments pursuant to Rule 462(b) under the Securities Act of 1933.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

    /s/ Mortimer B. Zuckerman          Chairman of the Board of      June 23, 1999
______________________________________  Directors
        Mortimer B. Zuckerman

       /s/ Edward H. Linde             President and Chief           June 23, 1999
______________________________________  Executive Officer,
           Edward H. Linde              Director (Principal
                                        Executive Officer)

         /s/ David G. Gaw              Chief Financial Officer       June 23, 1999
______________________________________  (Principal Financial
             David G. Gaw               Officer and Principal
                                        Accounting Officer)

       /s/ Alan J. Patricof            Director                      June 23, 1999
______________________________________
           Alan J. Patricof

      /s/ Ivan G. Seidenberg           Director                      June 23, 1999
______________________________________
          Ivan G. Seidenberg


              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Martin Turchin             Director                      June 23, 1999
______________________________________
            Martin Turchin

        /s/ Alan B. Landis             Director                      June 23, 1999
______________________________________
            Alan B. Landis

      /s/ Richard E. Salomon           Director                      June 23, 1999
______________________________________
          Richard E. Salomon

                                 EXHIBIT INDEX

 Exhibit
   No.                                Description
 -------                              -----------
   5.1   Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities and interests being registered.

   8.1 Opinion of Goodwin, Procter & Hoar LLP as to certain federal income tax matters.

  23.1   Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 5.1 and
         8.1).

  23.2   Consent of PricewaterhouseCoopers LLP, independent accountants.
  24.1 Powers of Attorney (included on the signature page of this Registration Statement).
  99.1   Form of Initial Purchase Form.
  99.2   Form of Broker & Nominee Form.
  99.3   Form of Authorization Form.